Abdi Sheikh-Ali, CPA, PLLC

450 Century Parkway, Suite 250	Tel. (972) 217-4646
Allen, Texas 75013	Fax. (972) 217-4645
www.abdisheikh.com	cpa@abdisheikh.com

October 15, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:Robert Ventures Holdings LLC
Commission File No. 024-12331
Current Report on Form 1-U/A, Amendment No. 2, filed October 15, 2026

Ladies and Gentlemen:

We have read Item 5 of Amendment No. 2 to the Current Report on Form 1-U of Robert Ventures Holdings LLC, filed October 15, 2026, and we agree with the statements made therein insofar as they relate to our firm, except as set out below.

Item 5 states that the Company’s authorized officer concluded that the compiled financial statements for the six months ended June 30, 2025, included in the Company’s Semiannual Report on Form 1-SA filed October 1, 2025, should no longer be relied upon, and that he discussed with us the matters disclosed in Item 5, including his non-reliance conclusions. We were not engaged to audit, review, compile or prepare those interim financial statements and had no involvement with them. We express no opinion or any other form of assurance on them. We did not advise the Company with respect to those statements, those statements were not among the matters discussed with us, and we express no view on the Company’s conclusion regarding them or on its stated intention to amend that Semiannual Report.

We express no view on the statements made under Item 9 of the report, or on any other statement contained in it.

Very truly yours,

Abdi Sheikh-Ali, CPA, PLLC